Exhibit 23.4

CONSENT

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Lon McCain, hereby consent to be named in the Registration Statement on Form S-1 of Cheniere Energy Partners, L.P. and related prospectus as a person to become a member of the board of managers of Cheniere Energy Partners GP, LLC.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 30th day of November, 2006.

/s/ Lon McCain
Lon McCain